Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash. Reports Third Quarter 2011 Earnings and Operating Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 25, 2011--Sterling Financial Corporation (NASDAQ:STSA), the bank holding company of Sterling Savings Bank, today announced results for the quarter ended September 30, 2011. For the quarter, Sterling recorded net income available to common shareholders of $11.3 million, or $0.18 per diluted common share, compared to $7.6 million, or $0.12 per diluted common share, for the second quarter of 2011.

Sterling’s prior year third quarter results included a net loss of $48.0 million and a one-time, non-cash increase to income available to common shareholders of $84.3 million related to the conversion of preferred stock held by the U.S. Treasury into common shares in connection with Sterling’s $730 million recapitalization completed during that quarter. As a result, Sterling reported third quarter 2010 net income available to common shareholders of $33.6 million, or $1.31 per diluted common share (with the per share amount adjusted for a 1-for-66 reverse stock split in November 2010).

Following are selected financial highlights for the third quarter of 2011:

  Third consecutive quarter of positive earnings and earnings growth.
  Classified assets declined by $103.3 million, or 17 percent, for the quarter.
  Net interest margin expanded to 3.34 percent, improving 3 basis points for the quarter, and 57 basis points over the third quarter of 2010.
  Deposit funding costs declined 5 basis points as transaction, savings and money market deposit accounts (“MMDA”) average balances increased by $81.5 million, or 2 percent, compared to the linked quarter.
  Noninterest expenses declined by $5.0 million, or 5 percent, from the linked quarter and declined $7.6 million, or 8 percent from the third quarter of last year.
  Tier 1 leverage ratio increased to 11.1 percent.

Greg Seibly, Sterling’s president and chief executive officer noted, “This marks the third successive quarter of improved earnings growth. The results in the third quarter were driven by continued focus on our primary operating objectives: improving our deposit mix, reducing problem assets, originating quality loans and expense control. With lower levels of nonperforming assets, we were able to reduce the level of loan loss provision, OREO expense, and nonaccrual interest reversals from the linked quarter, all of which contributed to improved earnings during the quarter. Additionally, earnings benefited from higher income from mortgage banking operations and lower operating expenses, resulting in net income growth of $3.8 million, or 50 percent, over last quarter.”

Balance Sheet Management

Seibly continued, “We reported another quarter of solid loan originations. We were able to offset declines in the construction portfolio with expansion of the multifamily portfolio, which increased 22 percent for the quarter and more than doubled over the past 12 months. This is a result of a strategy implemented last year to bolster our loan portfolio with increased focus on the multifamily segment.”

	Sept 30, 2011		June 30, 2011		Sept 30, 2010
		% of		% of		% of	Annual
	Amount	Loans	Amount	Loans	Amount	Loans	% Change
	(in thousands)
Total assets	$9,175,874		$9,241,595		$10,030,043		-9%
Investments and MBS	2,448,423		2,496,056		2,722,917		-10%
Loans receivable:
Residential real estate	701,921	13%	712,638	13%	752,763	13%	-7%
Multifamily real estate	990,707	18%	811,917	14%	445,193	8%	123%
Commercial real estate	1,287,381	23%	1,324,058	24%	1,326,971	22%	-3%
Construction	221,611	4%	308,273	6%	720,140	12%	-69%
Consumer	683,972	12%	703,675	13%	787,193	13%	-13%
Commercial banking	1,729,626	30%	1,741,819	30%	1,885,570	32%	-8%
Gross loans receivable	$5,615,218	100%	$5,602,380	100%	$5,917,830	100%	-5%

Loan originations for the third quarter of 2011 were $893.6 million, including portfolio loan originations of $348.4 million, representing an increase in portfolio originations of 225 percent over the year-ago period. This growth in originations was primarily within the multifamily portfolio, with originations of $203.6 million for the third quarter of 2011, compared to zero in the third quarter of 2010. Commercial banking loan originations were $96.8 million during the third quarter of 2011, compared to $24.6 million in the third quarter of 2010, representing an increase of 294 percent. The impact of the strong originations on the total loan portfolio were partially offset by reductions due to resolutions of nonperforming loans.

	Sept 30,	June 30,	Sept 30,	Annual
	2011	2011	2010	% Change
Deposits:	(in thousands)
Retail:
Transaction	$1,675,741	$1,572,771	$1,495,495	12%
Savings and MMDA	1,814,682	1,710,527	1,533,666	18%
Time deposits	2,150,998	2,279,025	3,002,924	-28%
Total retail	5,641,421	5,562,323	6,032,085	-6%
Public	466,423	561,651	559,626	-17%
Brokered	371,396	480,024	317,503	17%
Total deposits	$6,479,240	$6,603,998	$6,909,214	-6%
Gross loans to deposits	87%	85%	86%	1%
				Annual Basis
				Point Change
Funding costs:
Cost of deposits	0.86%	0.91%	1.27%	(41)
Total funding liabilities	1.27%	1.31%	1.69%	(42)

During the quarter, Sterling continued its strategy of repositioning its deposit base by allowing higher-rate CDs to run off in order to reduce funding costs, resulting in a reduction of deposit costs of 41 basis points compared to the same period last year. Retail transaction, savings and MMDA account balances grew by 15 percent year-over-year, while retail time deposits, public deposits and brokered deposits, in the aggregate, declined by 23 percent.

At September 30, 2011, Sterling had total shareholders’ equity of $859.5 million, compared to $807.6 million at June 30, 2011, and $845.0 million at September 30, 2010. Sterling’s ratio of shareholders’ equity to total assets was 9.4 percent at September 30, 2011, compared to 8.7 percent at June 30, 2011. The Tier 1 leverage ratio increased to 11.1 percent at September 30, 2011, from 10.9 percent at June 30, 2011. Tangible common equity to tangible assets increased to 9.2 percent at September 30, 2011, from 8.6 percent at June 30, 2011.

Operating Results

Net Interest Income

Sterling reported net interest income of $74.8 million for the quarter ended September 30, 2011, unchanged from the linked quarter and up from $67.4 million for the same period a year ago.

	Three Months Ended
	Sept 30,	June 30,	Sept 30,
	2011	2011	2010
	(in thousands)
Net interest income	$74,836	$74,807	$67,435
Net interest margin (tax equivalent)	3.34%	3.31%	2.77%

Loan yield	5.47%	5.33%	5.02%

Interest income on loans was $82.0 million for the third quarter of 2011, compared to $79.7 million for the linked quarter, reflecting higher loan yields. Contributing to the higher loan yields was the lower level of interest reversal on nonperforming loans. Reversal of interest income on nonperforming loans reduced the net interest margin by 26 basis points for the third quarter of 2011, compared to 42 basis points for the linked quarter and 70 basis points for the same period a year ago.

Interest income on mortgage backed securities was $16.7 million for the third quarter of 2011, compared to $19.9 million for the linked quarter. The reduction was a result of lower yields and lower balances due to the sale of longer duration, higher yielding securities during the linked quarter.

Interest expense of $26.5 million was down $1.0 million, or 4 percent, compared to the linked quarter. Total funding costs were 1.27 percent for the third quarter of 2011, compared to 1.31 percent for the second quarter of 2011, and 1.69 percent for the same period a year ago. The decrease is a result of replacing higher cost CDs with lower cost retail transaction accounts.

Noninterest Income

For the third quarter of 2011, noninterest income was $29.1 million, compared to $34.3 million for the linked quarter and $39.7 million for the same period a year ago. The decrease on a linked quarter basis was a result of Sterling not recording securities gains as no securities were sold during the third quarter of 2011, and of a fair value write down of the mortgage servicing rights asset.

For the quarter ended September 30, 2011, income from mortgage banking operations was $16.4 million, up from $10.8 million for the linked quarter, and down from $19.4 million from the same period a year ago. The increase over the linked quarter is a result of higher levels of mortgage refinance activity in the historically low interest rate environment. Similarly, due to a decline in prevailing interest rates, Sterling recorded a fair value write down of $5.1 million on its mortgage servicing rights asset, which resulted in negative loan servicing fees for the third quarter of 2011. The table below presents residential loan originations and sales for the periods indicated.

	Three Months Ended
	Sept 30,	June 30,	Sept 30,	Annual
	2011	2011	2010	% Change
	(in thousands)
Loan originations - residential real estate for sale	$545,278	$457,123	$703,220	-22%
Loan sales - residential	475,034	398,120	520,612	-9%
				Annual Basis
				Point Change
Margin - residential loan sales	2.66%	2.21%	2.47%	19

Fees and service charges income contributed $12.3 million to noninterest income for the third quarter of 2011, compared to $12.9 million in the linked quarter and $13.8 million in the same period a year ago. The reduction in fees and service charges income is primarily related to lower non-sufficient funds fees due to implementation of provisions related to the Dodd-Frank Act.

During the quarter ended September 30, 2011, Sterling did not record a gain on sales of securities, compared to a gain of $8.3 million during the linked quarter and $7.0 million for the same period a year ago.

For the quarter ended September 30, 2011, other noninterest income was $3.5 million, compared to $11,000 for the linked quarter, and a loss of $1.0 million for the third quarter a year ago. The difference is primarily the result of higher gains on sales of loans, primarily SBA loans, for the third quarter of 2011.

Noninterest Expense

Noninterest expense was $86.6 million for the third quarter of 2011, compared to $91.6 million in the linked quarter and $94.2 million for the same period a year ago. The decrease compared to the linked quarter was primarily the result of lower expenses related to other-real-estate-owned (OREO), which decreased by $3.7 million. The $7.6 million reduction of noninterest expense compared to the third quarter of last year primarily reflects lower expenses for professional fees and lower Federal Deposit Insurance Corporation deposit insurance premiums.

Included in other noninterest expense, data processing expense was $5.7 million for the third quarter of 2011, compared to $6.6 million for the linked quarter. During the linked quarter, Sterling completed the conversion to a new core operating system and is expected to support future growth and reduce associated operating expenses going forward. In connection with the core conversion, Sterling incurred $1.2 million of non-recurring implementation expenses for the third quarter of 2011 and $2.3 million for the second quarter of 2011.

Income Taxes

For the third quarter of 2011, Sterling did not recognize any federal or state tax expense, as the income tax expense for the quarter was offset by a reduction in the deferred tax valuation allowance.

Sterling uses an estimate of future earnings and an evaluation of its loss carryback ability and tax planning strategies to determine whether it is more likely than not that it will realize the benefit of its deferred tax asset. Sterling determined that it did not meet the required threshold as of September 30, 2011, and accordingly, a full valuation reserve was recorded against the net deferred tax asset. As of September 30, 2011, the reserved deferred tax asset was approximately $335 million, including approximately $288 million of net operating loss and tax credit carryforwards.

With regard to the deferred tax asset, the benefits of Sterling’s accumulated tax losses would be reduced in the event of an “ownership change,” as determined under Section 382 of the Internal Revenue Code. In order to preserve the benefits of these tax losses, during 2010 Sterling’s shareholders approved a protective amendment to the restated articles of incorporation and Sterling’s board adopted a tax preservation rights plan, both of which restrict certain stock transfers that would result in investors acquiring more than 4.95 percent of Sterling’s total outstanding common stock.

Credit Quality

Seibly commented, “Our delinquencies, nonaccrual loans and classified assets are less than half of what they were a year ago. We continue our focus on getting asset quality issues behind us. During the third quarter, classified assets were reduced 17 percent, coming off the heels of the second quarter when they were reduced by 26 percent. We expect the pace of resolutions to continue through the remainder of the year.”

For the third quarter of 2011, Sterling reported a provision for credit losses of $6.0 million, compared to $10.0 million for the linked quarter and $60.9 million for the same period a year ago. Net charge-offs for the third quarter of 2011 declined to $29.9 million, compared to $33.4 million for the linked quarter, and $77.1 million for the same period a year ago. The loan loss allowance at September 30, 2011 was $186.2 million, or 3.32 percent, of total loans, compared to $212.1 million, or 3.79 percent, of total loans at June 30, 2011.

The reduction in the allowance as a percent of total loans reflects the continued improvement in asset quality metrics and charge-offs during the quarter. At September 30, 2011, classified assets were $500.5 million, a reduction of $103.3 million, or 17 percent, from June 30, 2011, and down $821.8 million, or 62 percent, from September 30, 2010. These reductions were a result of improved risk ratings, sales of OREO, and net charge-offs. Nonperforming assets were $434.7 million at September 30, 2011, compared to $497.5 million at June 30, 2011, and $965.8 million at September 30, 2010, representing reductions of 13 percent and 55 percent, respectively. At September 30, 2011, nonperforming assets as a percentage of total assets were 4.74 percent, compared to 5.38 percent at June 30, 2011, and 9.63 percent at September 30, 2010.

As of September 30, 2011, OREO, which is included in nonperforming assets, was $111.6 million, compared to $101.4 million at June 30, 2011 and $156.8 million at September 30, 2010. During the third quarter of 2011, Sterling sold 163 properties with a carrying value of $40.8 million.

The following table presents an analysis of Sterling’s nonperforming assets by loan category and geographic region as of the dates indicated.

Nonperforming Asset Analysis	Sept 30,		June 30,		Sept 30,
	2011		2011		2010
Residential construction	(in thousands)
Puget Sound	$15,535	4%	$21,121	4%	$87,431	9%
Portland, OR	13,553	3%	21,014	4%	59,506	6%
Vancouver, WA	1,401	0%	1,829	0%	14,307	1%
Northern California	4,565	1%	5,387	1%	15,658	2%
Southern California	1,533	0%	1,652	0%	5,168	1%
Bend, OR	381	0%	993	0%	9,183	1%
Other	8,226	2%	13,176	3%	38,152	4%
Total residential construction	45,194	10%	65,172	12%	229,405	24%
Commercial construction
Puget Sound	26,439	6%	32,390	7%	51,886	5%
Northern California	12,625	3%	18,618	4%	51,175	5%
Southern California	12,906	3%	14,804	3%	32,019	3%
Other	67,029	15%	72,817	15%	94,393	10%
Total commercial construction	118,999	27%	138,629	29%	229,473	23%
Multifamily construction
Puget Sound	26,761	6%	28,430	6%	57,670	6%
Other	6,454	2%	12,882	3%	42,279	4%
Total multifamily construction	33,215	8%	41,312	9%	99,949	10%
Total construction	197,408	45%	245,113	50%	558,827	57%
Commercial banking	101,887	24%	104,988	21%	130,842	14%
Commercial real estate	68,858	16%	66,811	13%	112,754	12%
Residential real estate	53,168	12%	64,748	13%	126,770	13%
Multifamily real estate	7,325	2%	9,523	2%	25,640	3%
Consumer	6,059	1%	6,332	1%	10,939	1%
Total nonperforming assets	$434,705	100%	$497,515	100%	$965,772	100%
Specific reserve - loans	(15,276)		(30,165)		(40,012)
Net nonperforming assets (1)	$419,429		$467,350		$925,760

(1) Net of cumulative confirmed losses on loans and OREO of $299.7 million for September 30, 2011, $375.7 million for June 30, 2011, and $588.4 million for September 30, 2010.

Third Quarter 2011 Earnings Conference Call

Sterling plans to host a conference call October 26, 2011 at 8:00 a.m. PDT to discuss the company’s financial results. An audio webcast of the conference call can be accessed at Sterling’s website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-773-756-4806 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling’s website approximately one hour following the completion of the call. The webcast replay will be offered through November 26, 2011.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)	Sept 30,	June 30,	Sept 30,
	2011	2011	2010
ASSETS:
Cash and due from banks	$481,717	$587,210	$713,991
Investments and mortgage-backed securities ("MBS") available for sale	2,446,523	2,494,002	2,708,595
Investments held to maturity	1,900	2,054	14,322
Loans held for sale	241,039	197,643	314,784
Loans receivable, net	5,428,355	5,387,714	5,665,503
Other real estate owned, net ("OREO")	111,566	101,406	156,801
Office properties and equipment, net	84,380	83,923	83,527
Bank owned life insurance ("BOLI")	174,092	172,774	167,391
Core deposit intangibles, net	13,290	14,480	18,153
Prepaid expenses and other assets, net	193,012	200,389	186,976
Total assets	$9,175,874	$9,241,595	$10,030,043

LIABILITIES:
Deposits	$6,479,240	$6,603,998	$6,909,214
Advances from Federal Home Loan Bank	407,000	407,071	837,303
Repurchase agreements and fed funds	1,056,352	1,058,694	1,034,945
Other borrowings	245,289	245,287	248,284
Accrued expenses and other liabilities	128,500	118,935	155,250
Total liabilities	8,316,381	8,433,985	9,184,996

SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,963,820	1,962,830	1,959,697
Accumulated other comprehensive income	57,297	17,733	33,133
Accumulated deficit	(1,161,624)	(1,172,953)	(1,147,783)
Total shareholders' equity	859,493	807,610	845,047
Total liabilities and shareholders' equity	$9,175,874	$9,241,595	$10,030,043

Book value per common share (1)	$13.87	$13.04	$77.15
Tangible book value per common share (1)	13.66	12.80	75.49
Diluted book value per common share (1)	$13.86	$12.98	$13.42
Shareholders' equity to total assets	9.4%	8.7%	8.4%
Tangible common equity to tangible assets (2)	9.2%	8.6%	8.3%
Common shares outstanding at end of period (1)	61,968,510	61,952,072	10,953,089
Diluted common shares outstanding at end of period (1) (3)	62,025,944	62,214,769	62,968,439
Common stock warrants outstanding (1)	2,722,541	2,722,541	2,722,541

(1) Reflects the 1-for-66 reverse stock split in Nov 2010.
(2) Common shareholders' equity less core deposit intangibles divided by assets less core deposit intangibles.
(3) Includes outstanding warrants adjusted per the treasury stock method.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share amounts, unaudited)	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2011	2011	2010	2011	2010
INTEREST INCOME:
Loans	$82,010	$79,735	$85,886	$242,132	$276,747
Mortgage-backed securities	16,719	19,928	18,127	56,681	56,569
Investments and cash	2,650	2,684	2,641	8,150	8,039
Total interest income	101,379	102,347	106,654	306,963	341,355

INTEREST EXPENSE:
Deposits	14,135	15,216	22,639	46,645	75,153
Borrowings	12,408	12,324	16,580	36,932	50,782
Total interest expense	26,543	27,540	39,219	83,577	125,935

Net interest income	74,836	74,807	67,435	223,386	215,420
Provision for credit losses	6,000	10,000	60,892	26,000	220,229
Net interest income (loss) after provision	68,836	64,807	6,543	197,386	(4,809)

NONINTEREST INCOME:
Fees and service charges	12,332	12,946	13,826	37,839	41,094
Mortgage banking operations	16,360	10,794	19,409	37,481	42,354
Loan servicing fees	(4,694)	709	(1,120)	(2,884)	(382)
BOLI	1,612	1,578	1,570	4,922	5,425
Gain on sales of securities	0	8,297	7,005	14,298	24,265
Other	3,502	11	(1,032)	1,773	(6,573)
Total noninterest income	29,112	34,335	39,658	93,429	106,183

NONINTEREST EXPENSE:
Employee compensation and benefits	43,828	41,836	42,561	129,514	125,875
OREO	10,739	14,452	10,456	36,591	38,585
Occupancy and equipment	3,554	13,170	12,888	29,558	29,306
Amortization of core deposit intangibles	1,190	1,224	1,225	3,639	3,674
Other	27,309	20,905	27,093	67,213	90,075
Total noninterest expense	86,620	91,587	94,223	266,515	287,515

Income (loss) before income taxes	11,328	7,555	(48,022)	24,300	(186,141)
Income tax (provision) benefit	0	0	0	0	0
Net income (loss)	11,328	7,555	(48,022)	24,300	(186,141)
Preferred stock dividend	0	0	(2,715)	0	(11,596)

Other shareholder allocations (1)	0	0	84,329	0	84,329
Net income (loss) available to common shareholders	$11,328	$7,555	$33,592	$24,300	$(113,408)

Earnings per common share - basic (2)	$0.18	$0.12	$7.05	$0.39	$(53.29)
Earnings per common share - diluted (2)	$0.18	$0.12	$1.31	$0.39	$(53.29)

Average common shares outstanding - basic (2)	61,958,183	61,943,851	4,764,875	61,944,392	2,128,059
Average common shares outstanding - diluted (2)	62,041,203	62,312,224	25,739,308	62,236,465	2,128,059

(1) The August 26, 2010 conversion of Series C preferred stock into common stock resulted in an increase in income available to common shareholders.
(2) Reflects the 1-for-66 reverse stock split in Nov 2010.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2011	2011	2010	2011	2010
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$545,278	$457,123	$703,220	$1,365,519	$1,739,032
Permanent	14,893	26,578	28,894	65,834	46,283
Total residential real estate	560,171	483,701	732,114	1,431,353	1,785,315
Multifamily real estate	203,606	217,139	0	540,591	1,727
Commercial real estate	310	7,236	30,666	41,676	67,992
Construction:
Residential	3,223	3,886	3,820	11,305	13,082
Commercial	0	1,800	0	1,800	500
Total construction	3,223	5,686	3,820	13,105	13,582
Consumer	29,513	40,018	19,256	97,888	68,368
Commercial banking	96,806	129,234	24,599	280,430	95,878
Total loan originations	893,629	883,014	810,455	2,405,043	2,032,862
Loan purchases:
Residential real estate	2,701	0	0	10,251	0
Multifamily real estate	309	0	0	2,749	0
Commercial real estate	0	0	0	48,584	0
Commercial banking	22,495	0	0	74,716	0
Total loan purchases	25,505	0	0	136,300	0
Total loan originations and purchases	$919,134	$883,014	$810,455	$2,541,343	$2,032,862

PERFORMANCE RATIOS:
Return on assets	0.49%	0.32%	-1.94%	0.35%	-2.43%
Return on common equity	5.40%	3.82%	50.40%	4.05%	-244.11%
Operating efficiency (1)	71%	74%	82%	74%	81%
Noninterest expense to assets	3.72%	3.93%	3.80%	3.81%	3.75%
Average assets	$9,233,112	$9,338,409	$9,825,509	$9,356,487	$10,254,728
Average common equity	$832,237	$792,748	$264,436	$802,076	$62,115

REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation:
Tier 1 leverage ratio	11.1%	10.9%	10.5%	11.1%	10.5%
Tier 1 risk-based capital ratio	17.1%	16.9%	16.0%	17.1%	16.0%
Total risk-based capital ratio	18.4%	18.2%	17.3%	18.4%	17.3%
Sterling Savings Bank:
Tier 1 leverage ratio	10.8%	10.6%	10.2%	10.8%	10.2%
Tier 1 risk-based capital ratio	16.6%	16.4%	15.5%	16.6%	15.5%
Total risk-based capital ratio	17.9%	17.7%	16.8%	17.9%	16.8%

OTHER:
FTE employees at end of period (whole numbers)	2,461	2,480	2,466	2,461	2,466

(1) Operating efficiency ratio calculated as noninterest expense, excluding OREO and amortization of core deposit intangibles, divided by net interest income (tax equivalent) plus noninterest income, excluding gain on sales of securities.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Sept 30,	June 30,	Sept 30,
	2011	2011	2010
INVESTMENT PORTFOLIO DETAIL:
Available for sale
MBS	$2,221,948	$2,282,497	$2,489,129
Municipal bonds	205,005	189,647	199,786
Other	19,570	21,858	19,680
Total	$2,446,523	$2,494,002	$2,708,595

Held to maturity
Tax credits	$1,900	$2,054	$14,322
Total	$1,900	$2,054	$14,322

LOAN PORTFOLIO DETAIL:
Residential real estate	$701,921	$712,638	$752,763
Multifamily real estate	990,707	811,917	445,193
Commercial real estate	1,287,381	1,324,058	1,326,971
Construction:
Residential	44,671	67,789	252,867
Multifamily	29,285	49,908	133,217
Commercial	147,655	190,576	334,056
Total construction	221,611	308,273	720,140
Consumer	683,972	703,675	787,193
Commercial banking	1,729,626	1,741,819	1,885,570
Gross loans receivable	5,615,218	5,602,380	5,917,830
Deferred loan fees, net	(668)	(2,578)	(3,822)
Allowance for loan losses	(186,195)	(212,088)	(248,505)
Net loans receivable	$5,428,355	$5,387,714	$5,665,503

DEPOSITS DETAIL:
Interest-bearing transaction	$508,189	$505,134	$702,052
Noninterest-bearing transaction	1,167,552	1,067,637	1,011,378
Savings and MMDA	2,016,594	1,933,941	1,677,831
Time deposits	2,786,905	3,097,286	3,517,953
Total deposits	$6,479,240	$6,603,998	$6,909,214

Number of transaction accounts (whole numbers):
Interest-bearing transaction accounts	44,428	44,116	47,645
Noninterest-bearing transaction accounts	170,636	166,483	164,913
Total transaction accounts	215,064	210,599	212,558

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Sept 30,	June 30,	Sept 30,
	2011	2011	2010
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$212,088	$232,944	$264,850
Provision	4,000	12,500	60,800
Charge-offs:
Residential real estate	(4,204)	(4,210)	(10,708)
Multifamily real estate	(1,035)	(457)	(5,173)
Commercial real estate	(11,189)	(9,269)	(12,739)
Construction:
Residential	(2,072)	(10,218)	(25,405)
Multifamily	(743)	(2,158)	(85)
Commercial	(11,609)	(6,643)	(17,778)
Total construction	(14,424)	(19,019)	(43,268)
Consumer	(2,554)	(2,117)	(3,696)
Commercial banking	(7,769)	(3,908)	(8,225)
Total charge-offs	(41,175)	(38,980)	(83,809)
Recoveries:
Residential real estate	178	603	187
Multifamily real estate	684	1,167	145
Commercial real estate	31	875	627
Construction:
Residential	2,400	784	4,584
Multifamily	3,422	62	0
Commercial	244	1,033	8
Total construction	6,066	1,879	4,592
Consumer	463	337	511
Commercial banking	3,862	763	602
Total recoveries	11,284	5,624	6,664
Net charge-offs	(29,891)	(33,356)	(77,145)
Allowance - loans, end of quarter	186,197	212,088	248,505
Allowance - unfunded commitments, beginning of quarter	7,431	10,641	10,951
Provision	2,000	(2,500)	92
Charge-offs	(55)	(710)	(26)
Allowance - unfunded commitments, end of quarter	9,376	7,431	11,017
Total credit allowance	$195,573	$219,519	$259,522

Net charge-offs to average net loans (annualized)	1.99%	2.23%	4.50%
Net charge-offs to average net loans (ytd)	1.47%	0.96%	4.25%
Loan loss allowance to total loans	3.32%	3.79%	4.20%
Total credit allowance to total loans	3.48%	3.92%	4.39%
Loan loss allowance to nonperforming loans	58%	54%	31%
Loan loss allowance to nonperforming loans excluding loans individually evaluated for impairment	153%	138%	143%
Total credit allowance to nonperforming loans	61%	55%	32%

NONPERFORMING ASSETS:
Past 90 days due and accruing	$0	$0	$0
Nonaccrual loans	240,142	311,832	658,678
Restructured loans	82,997	84,277	150,293
Total nonperforming loans	323,139	396,109	808,971
OREO	111,566	101,406	156,801
Total nonperforming assets	434,705	497,515	965,772
Specific reserve on nonperforming loans	(15,276)	(30,165)	(40,012)
Net nonperforming assets	$419,429	$467,350	$925,760
Nonperforming loans to total loans	5.76%	7.07%	13.68%
Nonperforming assets to total assets	4.74%	5.38%	9.63%
Loan delinquency ratio (60 days and over)	4.23%	5.46%	8.43%
Classified assets	500,484	603,758	$1,322,296
Classified assets to total assets	5.45%	6.53%	13.18%
Classified assets to Sterling Savings Bank Tier 1 capital plus Credit Allowance	41.87%	50.08%	104.80%

Nonperforming assets by collateral type:
Residential real estate	$53,168	$64,748	$126,770
Multifamily real estate	7,325	9,523	25,640
Commercial real estate	68,858	66,811	112,754
Construction:
Residential	45,194	65,172	229,405
Multifamily	33,215	41,312	99,949
Commercial	118,999	138,629	229,473
Total Construction	197,408	245,113	558,827
Consumer	6,059	6,332	10,939
Commercial banking	101,887	104,988	130,842
Total nonperforming assets	$434,705	$497,515	$965,772

Sterling Financial Corporation
AVERAGE BALANCE AND RATE
(in thousands, unaudited)	Three Months Ended
	Sept 30, 2011			June 30, 2011			Sept 30, 2010
		Interest			Interest			Interest
	Average	Income/	Yields/	Average	Income/	Yields/	Average	Income/	Yields/
	Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates
ASSETS:
Loans:
Mortgage	$3,470,241	$45,843	5.24%	$3,516,320	$43,777	4.98%	$3,954,265	$43,495	4.36%
Commercial and consumer	2,483,204	36,282	5.80%	2,478,564	36,074	5.84%	2,843,072	42,474	5.93%
Total loans	5,953,445	82,125	5.47%	5,994,884	79,851	5.33%	6,797,337	85,969	5.02%
MBS	2,193,055	16,719	3.02%	2,450,178	19,928	3.25%	1,920,690	18,127	3.74%
Investments and cash	767,714	3,596	1.86%	668,553	3,732	2.24%	1,001,212	3,722	1.47%
FHLB stock	99,395	0	0.00%	99,629	0	0.00%	100,364	0	0.00%
Total interest-earning assets	9,013,609	102,440	4.51%	9,213,244	103,511	4.50%	9,819,603	107,818	4.36%
Noninterest-earning assets	219,503			125,165			5,906
Total average assets	$9,233,112			$9,338,409			$9,825,509

LIABILITIES and EQUITY:
Deposits:
Interest-bearing transaction	$501,884	123	0.10%	$502,303	128	0.10%	$737,114	315	0.17%
Savings and MMDA	1,970,823	1,601	0.32%	1,981,455	1,740	0.35%	1,653,751	2,288	0.55%
Time deposits	2,952,566	12,411	1.67%	3,172,641	13,348	1.69%	3,671,278	20,036	2.17%
Total interest-bearing deposits	5,425,273	14,135	1.03%	5,656,399	15,216	1.08%	6,062,143	22,639	1.48%
Borrowings	1,710,388	12,408	2.88%	1,704,126	12,324	2.90%	2,152,611	16,580	3.06%
Total interest-bearing liabilities	7,135,661	26,543	1.48%	7,360,525	27,540	1.50%	8,214,754	39,219	1.89%
Noninterest-bearing transaction	1,132,589	0	0.00%	1,040,000	0	0.00%	1,001,012	0	0.00%
Total funding liabilities	8,268,250	26,543	1.27%	8,400,525	27,540	1.31%	9,215,766	39,219	1.69%
Other noninterest-bearing liabilities	132,625			145,136			165,568
Total average liabilities	8,400,875			8,545,661			9,381,334
Total average equity	832,237			792,748			444,175
Total average liabilities and equity	$9,233,112			$9,338,409			$9,825,509

Net interest income and spread (tax equivalent)		$75,897	3.03%		$75,971	3.00%		$68,599	2.46%

Net interest margin (tax equivalent)			3.34%			3.31%			2.77%

Deposits:
Total interest-bearing deposits	$5,425,273	$14,135	1.03%	$5,656,399	$15,216	1.08%	$6,062,143	$22,639	1.48%
Noninterest-bearing transaction	1,132,589	0	0.00%	1,040,000	0	0.00%	1,001,012	0	0.00%
Total deposits	$6,557,862	$14,135	0.86%	$6,696,399	$15,216	0.91%	$7,063,155	$22,639	1.27%

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a state chartered and federally insured commercial bank. Sterling offers banking products and services, mortgage lending, and investment products to individuals, small businesses, commercial organizations and corporations. As of September 30, 2011, Sterling Financial Corporation had assets of $9.18 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategy and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and capital position, including Sterling’s ability to complete recovery plans, and Sterling’s ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs, realize operating efficiencies and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to execute on its business plan and maintain adequate liquidity; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling’s ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Media:
Cara Coon, 509-626-5348
cara.coon@sterlingsavings.com
or
Investors:
Patrick Rusnak, 509-227-0961
or
Daniel Byrne, 509-458-3711